EXHIBIT 2.1


              SECOND AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT

     THIS SECOND AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT, is made and entered into as of this 29th day of June, 2004 (the "Second Amendment"), by and
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between Gulf Atlantic Financial Group, Inc., a corporation organized and existing under the laws of the State of Florida ("Buyer"), and Community
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National Bancorporation, a corporation organized and existing under the laws of the State of Georgia ("Seller").  Capitalized terms used but not otherwise
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defined herein shall have the meanings so ascribed pursuant to the Stock
Purchase Agreement (defined below).

                                    WITNESSETH:

     WHEREAS, pursuant to the terms of that certain Stock Purchase and Sale Agreement, dated as of October 21, 2003, as amended by that certain First Amendment to Stock Purchase and Sale Agreement dated January 29, 2004 (collectively, the "Stock Purchase Agreement"), Seller has agreed to sell to
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Buyer, and Buyer has agreed to purchase from Seller, the Shares, which represent all of the outstanding capital stock of the Bank; and

     WHEREAS, as of the date of this Second Amendment, Buyer has obtained commitments for funds in excess of the Purchase Price, which funds will enable Buyer to pay the Purchase Price at Closing.

     WHEREAS, as required by the Agreement and applicable law, Buyer has previously submitted an application for approval of the Transactions ("Regulatory Approval") with the Federal Reserve Bank of Atlanta (the "Federal
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Reserve").
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     WHEREAS, the Federal Reserve has requested that Buyer's application be treated as a draft until such time as Buyer has sufficient funds to pay the Purchase Price, at which time Buyer may resubmit its application for final processing.

     WHEREAS, as a result of Buyer having received commitments for sufficient funds to pay the Purchase Price, Buyer has resubmitted its application for Regulatory Approval with the Federal Reserve.

     WHEREAS, Buyer and Seller wish to amend the Stock Purchase Agreement as set forth in this Second Amendment.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, conditions and actions hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:


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                                    ARTICLE I

                         WAIVER OF FINANCING CONTINGENCY

     1.01 Buyer hereby waives the condition regarding the Buyer Private Financing contained in Sections 6.02(j).


                                    ARTICLE II

                                     AMENDMENT

     2.01 Section 7.01(c) is hereby amended to read in its entirety as follows:

            "(c)  Delay.  At any time prior to the Effective Time, by Buyer or
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            Seller, in each case if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the transactions contemplated hereby are not consummated by the earlier to occur of: (i) September 15, 2004, and (ii) within five
            (5) business days of the Buyer's receipt of all Governmental Approvals and the expiration of all applicable waiting periods, except to the extent that the failure of the Transactions then to be consummated arises out of or results from the action or inaction of the Party seeking to terminate pursuant to this Section 7.01(c)."


                                     ARTICLE III

                                    MISCELLANEOUS

     3.01 The above amendment to Section 7.01(c) may be terminated by the Seller and the Agreement and the transactions contemplated thereby may be terminated by Seller if the Federal Reserve does not indicate that it has accepted for processing Buyer's application for Regulatory Approval on or before July 2, 2004, provided, however, that Seller may not terminate based upon the foregoing if non-acceptance by the Federal Reserve includes a request for additional information to the Federal Reserve and Buyer takes efforts to supply such information and Buyer's application for Regulatory Approval is accepted for processing on or before July 12, 2004.

     3.02 Buyer agrees to pay an extension fee which shall accrue in the amount of $25,000 per month beginning on July 1, 2004 and ending on the first to occur of the Closing or Termination of the Agreement by Seller. Such fee shall be prorated for any fractional month. In the event of a Closing, the extension fee which will be in addition to the Purchase Price, will be paid at Closing. In the event of Termination of the Agreement without a Closing (other than a Termination caused by the breach or other malfeasance of Seller), the extension fee shall be paid by Buyer to Seller within five (5) business days after the Termination in immediately available United States funds. Notwithstanding anything to the contrary in this Section 3.02, in no event shall the extension fee payable by Buyer aggregate more that $45,000.

     3.03 Except as expressly amended by this Second Amendment, the terms, conditions, covenants, agreements, representations and warranties contained in


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the Stock Purchase Agreement, as previously amended, shall remain unaffected hereby and shall continue in full force and effect.

     3.04 This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


                                [Signatures follow]


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     IN WITNESS HEREOF, each Party hereto has caused this Second Amendment to be executed on its behalf by its duly authorized officer, all as of the day and year first above set forth.

                                          COMMUNITY NATIONAL BANCORPORATION


                                     By: /s/Theron G. Reed
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                                         Theron G. Reed
                                         President and Chief Executive Officer


                                         GULF ATLANTIC FINANCIAL GROUP, INC.


                                     By: /s/Brian S. Orkin
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                                         Brian S. Orkin
                                         Senior Vice President